Exhibit 10.1

                               FINANCING AGREEMENT

                           Dated as of August 14, 2003

                                  by and among

                              GENERAL MEDIA, INC.,
                     as a debtor and a debtor-in-possession,
                                   as Borrower


                     EACH SUBSIDIARY OF GENERAL MEDIA, INC.
               LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO
                      as debtors and debtors in possession,
                                 as Guarantors,

                   THE LENDERS FROM TIME TO TIME PARTY HERETO,
                                   as Lenders,
                                       and

                                MADELEINE L.L.C.,
                                    as Agent




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                                TABLE OF CONTENTS

                                                                            Page


Article I DEFINITIONS; CERTAIN TERMS..........................................1
         Section 1.01   Definitions...........................................1
         Section 1.02   Terms Generally......................................13
         Section 1.03   Accounting and Other Terms...........................14
         Section 1.04   Time References......................................14

Article II THE LOANS.........................................................14
         Section 2.01   Commitments..........................................14
         Section 2.02   Making the Loans.....................................14
         Section 2.03   Repayment of Loans; Evidence of Debt.................17
         Section 2.04   Interest.............................................18
         Section 2.05   Reduction of Commitment; Prepayment of Loans.........18
         Section 2.06   Unused Line Fee......................................20
         Section 2.07   Securitization.......................................20
         Section 2.08   Taxes................................................21

Article III SECURITY AND ADMINISTRATIVE PRIORITY.............................22
         Section 3.01   Collateral; Grant of Lien and Security Interest......22
         Section 3.02   Administrative Priority..............................23
         Section 3.03   Grants, Rights and Remedies..........................23
         Section 3.04   No Filings Required..................................23
         Section 3.05   Survival.............................................23

Article IV FEES, PAYMENTS AND OTHER COMPENSATION.............................24
         Section 4.01   Audit and Collateral Monitoring Fees.................24
         Section 4.02   Payments; Computations and Statements................24
         Section 4.03   Sharing of Payments, Etc.............................25
         Section 4.04   Apportionment of Payments............................26
         Section 4.05   Increased Costs and Reduced Return...................26

Article V CONDITIONS TO LOANS................................................28
         Section 5.01   Conditions Precedent to Interim
                        Facility Effectiveness...............................28
         Section 5.02   Conditions Precedent to All Loans....................30
         Section 5.03   Conditions Subsequent to All Loans...................31

Article VI REPRESENTATIONS AND WARRANTIES....................................32
         Section 6.01   Representations and Warranties.......................32

Article VII COVENANTS OF THE LOAN PARTIES....................................37
         Section 7.01   Affirmative Covenants................................37
         Section 7.02   Negative Covenants...................................43

Article VIII CASH MANAGEMENT.................................................45
         Section 8.01   Collection of Accounts Receivable;
                        Management of Collateral.............................45
         Section 8.02   Accounts Receivable Documentation....................47
         Section 8.03   Status of Accounts Receivable and Other Collateral...48
         Section 8.04   Collateral Custodian.................................48

Article IX EVENTS OF DEFAULT.................................................49
         Section 9.01   Events of Default....................................49

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Article X AGENT..............................................................49
         Section 10.01  Appointment..........................................49
         Section 10.02  Nature of Duties.....................................49
         Section 10.03  Rights, Exculpation, Etc.............................49
         Section 10.04  Reliance.............................................49
         Section 10.05  Indemnification......................................49
         Section 10.06  Agent Individually...................................49
         Section 10.07  Successor Agent......................................49
         Section 10.08  Collateral Matters...................................49
         Section 10.09  Agency for Perfection................................49

Article XI GUARANTY..........................................................49
         Section 11.01  Guaranty.............................................49
         Section 11.02  Guaranty Absolute....................................49
         Section 11.03  Waiver...............................................49
         Section 11.04  Continuing Guaranty; Assignments.....................49
         Section 11.05  Subrogation..........................................49

Article XII MISCELLANEOUS....................................................49
         Section 12.01  Notices, Etc.........................................49
         Section 12.02  Amendments, Etc......................................49
         Section 12.03  No Waiver; Remedies, Etc.............................49
         Section 12.04  Expenses; Taxes; Attorneys' Fees.....................49
         Section 12.05  Right of Setoff......................................49
         Section 12.06  Severability.........................................49
         Section 12.07  Assignments and Participations.......................49
         Section 12.08  Counterparts.........................................49
         Section 12.09  GOVERNING LAW........................................49
         Section 12.10  Consent to Jurisdiction; Service of Process
                        and Venue............................................49
         Section 12.11  Waiver of Jury Trial, Etc............................49
         Section 12.12  Consent by the Agent and Lenders.....................49
         Section 12.13  No Party Deemed Drafter..............................49
         Section 12.14  Reinstatement; Certain Payments......................49
         Section 12.15  Indemnification......................................49
         Section 12.16  Records..............................................49
         Section 12.17  Binding Effect.......................................49
         Section 12.18  Interest.............................................49
         Section 12.19  Confidentiality......................................49
         Section 12.20  Integration..........................................49
         Section 12.21  Agent as Party-in-Interest...........................49

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                              SCHEDULE AND EXHIBITS


Schedule 1.01(A)..Lenders and Lenders' Commitments
Schedule 1.01(B)..Budget
Schedule 6.01(e)..Subsidiaries
Schedule 6.01(f)..Litigation
Schedule 6.01(i)..Taxes
Schedule 6.01(m)..Real Property
Schedule 6.01(o)..Insurance
Schedule 6.01(q)..Bank Accounts
Schedule 6.01(r)..Intellectual Property
Schedule 6.01(t)..Name; Jurisdiction of Organization; Organizational ID Number;
                  Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(u)..Collateral Locations
Schedule 7.02(a)..Existing Liens
Schedule 7.02(e)..Existing Investments
Schedule 8.01(a)..Lockbox Account Banks

Exhibit A.........Form of Notice of Borrowing
Exhibit B.........Form of Opinion of Counsel
Exhibit C.........Form of Assignment and Acceptance
Exhibit D.........Form of Interim Bankruptcy Court Order

                               FINANCING AGREEMENT

         Financing Agreement, dated as of August 14, 2003, by and among General Media, Inc., as a debtor and a debtor-in-possession, a Delaware corporation (the "Borrower"), each Subsidiary of the Borrower listed as a "Guarantor" on the signature pages hereto, each as a debtor and a debtor-in-possession (each a "Guarantor" and collectively the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), and Madeleine L.L.C., a New York limited liability company ("Madeleine"), as agent for the Lenders (in such capacity, the "Agent").

                                    RECITALS

         WHEREAS, on August 14, 2003, the Borrower and the Guarantors commenced cases (the "Chapter 11 Cases") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), and the Borrower and the Guarantors have retained possession of their assets and are authorized under the Bankruptcy Code to continue the operation of their businesses as debtors-in-possession; and

         WHEREAS, the Borrower and the Guarantors have asked the Lenders to make post-petition loans and advances to the Borrower in an aggregate principal amount not to exceed $5,000,000 at any time outstanding (which loans and advances shall be limited to $3,000,000 until the Final Bankruptcy Court Order (as hereinafter defined) shall have been entered by the Bankruptcy Court) and, subject to the terms and conditions set forth herein, the Lenders have agreed to provide such loans and advances;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

                                   Article I

                           DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

         "Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

         "Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

         "Action" has the meaning specified therefor in Section 12.12.

         "Adequate Protection Stipulation" means any stipulation entered into by and among the Borrower, the Guarantors and the Trustee pursuant to which (A) the Trustee consents to (i) the grant of senior liens to the Agent on behalf of the Lenders and (ii) the use of Collateral, including, without limitation, cash collateral, in which the Trustee has, for the benefit of the Noteholders, been granted an interest by the Borrower and the Guarantors and (B) the Trustee, for the benefit of the Noteholders, is granted adequate protection as that term is defined in Section 361 of the Bankruptcy Code.

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         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Agent" has the meaning specified therefor in the preamble hereto.

         "Agent Advances" has the meaning specified therefor in Section
10.08(a).

         "Agent's Account" means an account at a bank designated by the Agent from time to time as the account into which the Loan Parties shall make all payments to the Agent for the benefit of the Agent and the Lenders under this Agreement and the other Loan Documents.

         "Agreed Administrative Expense Priorities" means that administrative expenses with respect to the Borrower and the Guarantors and, with respect to sub-clause (ii) of clause "first", any official committee appointed by the Bankruptcy Court, shall have the following order of priority:

                  first, (i) amounts payable pursuant to 28 U.S.C. ss. 1930(a)(6) and (ii) allowed fees and expenses of attorneys, accountants and other professionals retained in the Chapter 11 Cases pursuant to Sections 327, 328, 330, 331 and 1103 of the Bankruptcy Code, to the extent that the amount entitled to priority under this sub-clause (ii) of this clause first ("Priority Professional Expenses") does not exceed $750,000 outstanding in the aggregate at any time (inclusive of any holdbacks required by the Bankruptcy Court) (the "Professional Expense Cap"); provided, however, that (A) during the continuance of an Event of Default hereunder or a default by the Borrower or any Guarantor in any of their obligations under any of the Bankruptcy Court Orders, any payments actually made to such professionals during such continuance, under Sections 327, 328, 330, 331 and 1103 of the Bankruptcy Code or otherwise, shall reduce the Professional Expense Cap on a dollar-for-dollar basis, and (B) for the avoidance of doubt, so long as no Event of Default or a default by the Borrower or any Guarantor in any of their obligations under any of the Bankruptcy Court Orders shall have occurred and be continuing, the payment of administrative expenses allowed and payable under Sections 327, 328, 330, 331 and 1103 of the Bankruptcy Code or otherwise shall not reduce the Professional Expense Cap, second, all Obligations in accordance with Section 3.02, and third, all other allowed administrative expenses.

         "Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

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         "Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit C hereto or such other form acceptable to the Agent.

         "Authorized Officer" means, with respect to any Loan Party, the Chief Restructuring Officer.

         "Avoidance Actions" means all causes of action arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code
and any proceeds therefrom.

         "Bankruptcy Code" has the meaning specified therefor in the recitals hereto.

         "Bankruptcy Court" has the meaning specified therefor in the recitals hereto.

         "Bankruptcy Court Orders" means the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

         "Board" means the Board of Governors of the Federal Reserve System of the United States.

         "Board of Directors" means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

         "Borrower" has the meaning specified therefor in the preamble hereto.

         "Budget" means the three-month cash requirement forecast setting forth cash receipts and disbursements of the Loan Parties and the Loans projected to be outstanding on a weekly basis between August 12, 2003 and November 9, 2003, satisfactory in form and substance to the Agent and attached as Schedule 1.01(B) hereto, which Budget shall be updated, extended and delivered to the Agent in accordance with Section 7.01(a)(iv). The Budget (i) shall provide for, among other things, compensation to Robert C. Guccione of not more than $41,667 per month and compensation to Charles Samel of not more than $12,500 per month and
(ii) shall not include line items for any of Mr. Guccione's personal expenses.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

         "Capital Expenditures" means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed-asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

         "Capital Guideline" means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank's capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender or any Person controlling any Lender or the manner in which any Lender or any Person controlling any Lender allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

         "Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

         "Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

         "Carve-Out Expenses" means those amounts, fees, expenses and claims set forth in clause "first" of the definition of the term "Agreed Administrative Expense Priorities."

         "Change of Control" means the Borrower shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least the same percentage of the aggregate voting power of the Capital Stock of each Loan Party that the Borrower had as of the Filing Date, free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens).

         "Chapter 11 Cases" has the meaning specified therefor in the recitals hereto.

         "Chief Restructuring Officer" means the chief restructuring officer of the Loan Parties as set forth in Section 5.01(i) or a successor thereto acceptable to the Agent and the Required Lenders.

         "Collateral" has the meaning specified therefor in Section 3.01(a).

         "Collection Account" and "Collection Accounts" have the meanings specified therefor in Section 8.01(a).

         "Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower after the Interim Facility Effective Date, as the case may be, in the amount set forth opposite such Lender's name in
Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

         "Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

         "Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

         "DIP Fee" has the meaning specified therefor in Section 2.06(b).

         "Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

         "Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

         "Event of Default" means any of the events set forth in Section 9.01.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended. "Extraordinary Receipts" means any cash received by any Loan Party not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Filing Date" means August 12, 2003, the date on which the Loan Parties commenced the Chapter 11 Cases.

         "Final Bankruptcy Court Order" means the final order of the Bankruptcy Court with respect to the Borrower and the Guarantors, substantially in the form of the Interim Bankruptcy Court Order, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agent, the Required Lenders and the Borrower.

         "Final Bankruptcy Court Order Entry Date" means the date on which the Final Bankruptcy Court Order shall have been entered by the Bankruptcy Court.

         "Final Maturity Date" means the date which is the earliest of (i) February 11, 2004, (ii) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a plan of reorganization in the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court,
(iii) the date which is 30 days after the Interim Facility Effective Date if the Final Bankruptcy Court Order has not been entered by the Bankruptcy Court on or prior to such date, and (iv) such earlier date on which all Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

         "Financial Consultant" has the meaning specified therefor in Section 5.01(j).

         "Fiscal Year" means the fiscal year of the Borrower ending on December 31 of each year.

         "GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

         "Governmental Authority" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Guaranteed Obligations" has the meaning specified therefor in Section 11.01.

         "Guarantor" and "Guarantors" have the respective meanings specified for such terms in the preamble hereto.

         "Guaranty" means the guaranty of each Guarantor party hereto contained in Article XI hereof.

         "Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

         "Highest Lawful Rate" means, with respect to the Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

         "Indebtedness" means, with respect to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; and (ix) all obligations referred to in clauses (i) through (viii) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

         "Indemnified Matters" has the meaning specified therefor in Section 12.15.

         "Indemnitees" has the meaning specified therefor in Section 12.15.

         "Indenture" means that certain Indenture dated December 21, 1993, among the Borrower, the Subsidiaries of the Borrower party thereto and the Trustee, as supplemented and amended by the First Supplemental Indenture dated as of May 19, 1999, the Second Supplemental Indenture dated as of March 29, 2001, the Third Supplemental Indenture dated as of August 1, 2002 and the Fourth Supplemental Indenture dated as of November 12, 2002.

         "Indenture Documents" means the (i) Indenture, (ii) the Notes and (iii) all other agreements, instruments, and other documents executed and delivered pursuant to the Indenture, as the same are amended, restated, supplemented or otherwise modified.

         "Interim Bankruptcy Court Order" means the order of the Bankruptcy Court with respect to the Borrower and the Guarantors, substantially in the form of Exhibit D hereto, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agent, the Required Lenders and the Borrower.

         "Interim Bankruptcy Court Order Entry Date" means the date on which the Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court.

         "Interim Facility Effective Date" means the date, on or before August 19, 2003, on which all of the conditions precedent set forth in Section 5.01 are satisfied and the initial Loans are made.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

         "Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

         "Lender" and "Lenders" have the respective meanings specified therefor in the preamble hereto.

         "Liabilities" has the meaning specified therefor in Section 2.07.

         "Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

         "Loan" means a loan made by the Agent or a Lender to the Borrower pursuant to Section 2.01 hereof.

         "Loan Account" means an account maintained hereunder by the Agent on its books of account at the Payment Office and, with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

         "Loan Document" means this Agreement, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order, the Pledge Agreement and all other agreements, instruments, and other documents executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

         "Loan Party" means the Borrower and any Guarantor.

         "Lockbox Bank" has the meaning specified therefor in Section 8.01(a).

         "Lockboxes" has the meaning specified therefor in Section 8.01(a).

         "Madeleine" has the meaning specified therefor in the preamble hereto.

         "Material Adverse Deviation" means, as of any date of determination, a deviation of more than 10%, either (i) on a weekly basis or (ii) on a cumulative basis for the period from and after the Filing Date to and including such date, in either case above any line item set forth in the Budget for such period.

         "Material Adverse Effect" means a material adverse effect on any of (i) the operations, business, assets, properties or condition (financial or otherwise) of the Loan Parties taken as a whole, except for the commencement of the Chapter 11 Cases and events (including defaults under pre-petition credit facilities) that would typically result from the commencement of the Chapter 11 Cases, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of the Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Agent for the benefit of the Lenders on any of the Collateral.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

         "Net Cash Proceeds" means, with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Priority Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements).

         "Notes" means the outstanding 15% Series C Notes due March 29, 2004 under the Indenture.

         "Noteholders" means the holders of the Notes.

         "Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

         "Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agent and the Lenders under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

         "Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

         "Participant Register" has the meaning specified therefor in Section 12.07(b)(v).

         "Payment Office" means the Agent's office located at 450 Park Avenue, New York, New York 10022, or at such other office or offices of the Agent as may be designated in writing from time to time by the Agent to the Borrower.

         "Permitted Indebtedness" means:

                  (a) any Indebtedness owing to the Agent and any Lender under this Agreement and the other Loan Documents;

                  (b) any Indebtedness existing on the Filing Date, including the Indebtedness owing to the Noteholders under the Indenture Documents;

                  (c) Indebtedness permitted under Section 7.02(e).

         "Permitted Investments" means, in each case, as permitted by Section 345 of the Bankruptcy Code or pursuant to orders entered by the Bankruptcy Court, (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's.

         "Permitted Liens" means:

                  (a) Liens securing the Obligations;

                  (b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(b);

                  (c) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising (provided they are subordinate to the Agent's Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, or as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                  (d) existing Liens on the assets of the Loan Parties in favor of the Trustee for the benefit of the Noteholders under the Indenture Documents (including any replacement Liens granted pursuant to the Adequate Protection Stipulation but excluding the Lien described in clause (g) of this definition);

                  (e) other Liens existing on the Filing Date, as described on
         Schedule 7.02(a), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

                  (f) deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due (or as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court); and

                  (g) the charging Lien of the Trustee for its fees and expenses in connection with Section 7.07 of the Indenture.

         "Permitted Priority Lien" shall mean any valid, perfected non-avoidable Permitted Lien existing on the Filing Date; provided, however, that the term "Permitted Priority Lien" shall not include the Liens described in clauses (b),
(c) and (d) of the definition of the term "Permitted Liens".

         "Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

         "Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2%, or, if a rate of interest is not otherwise in effect, the Reference Rate plus 2%.

         "Priority Professional Expenses" means those expenses entitled to a priority as set forth in sub-clause (ii) of the clause "first" of the definition of the term "Agreed Administrative Expense Priorities".

         "Pro Rata Share" means the percentage obtained by dividing (i) such Lender's Commitment, by (ii) the Total Commitment, provided, that, if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Loans (including Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Loans (including Agent Advances).

         "Rating Agencies" has the meaning specified therefor in Section 2.07.

         "Reference Bank" means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Agent to the Borrower from time to time.

         "Register" has the meaning specified therefor in Section 12.07(b)(ii).

         "Registered Loan" has the meaning specified therefor in Section 12.07(b)(ii).

         "Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

         "Required Lenders" means the Agent and Lenders whose Pro Rata Shares aggregate at least 51%.

         "SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

         "Securitization" has the meaning specified therefor in Section 2.07.

         "Securitization Parties" has the meaning specified therefor in Section 2.07.

         "Settlement Period" has the meaning specified therefor in Section 2.02(d)(i) hereof.

         "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

         "Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

         "Total Commitment" means the sum of the amounts of the Lenders' Commitments.

         "Trustee" means HSBC Bank USA, as successor in interest to Bank of New York.

         "Uniform Commercial Code" has the meaning specified therefor in Section 1.03.

         "Unused Line Fee" has the meaning specified therefor in Section
2.06(a).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to "determination" by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or
Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Agent may otherwise determine.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to the Agent or any Lender, such period shall in any event consist of at least one full day.

                                   Article II

                                    THE LOANS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth and subject to the Bankruptcy Court Orders, each Lender severally agrees to make Loans to the Borrower at any time and from time to time from the Interim Facility Effective Date to the Final Maturity Date, or until the earlier reduction of its Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Loans at any time outstanding not to exceed the amount of such Lender's Commitment.

         (b) Notwithstanding the foregoing the aggregate principal amount of Loans outstanding at any time to the Borrower shall not exceed the lesser of (i) the Total Commitment, and (ii) for any week the principal amount of the Loans projected to be outstanding at such time as set forth in the Budget for such period. The Commitment of each Lender and the Total Commitment shall automatically and permanently be reduced to zero on the Final Maturity Date. Prior to the Final Bankruptcy Court Order Entry Date, the Lenders shall not be obligated to make any Loans available to the Borrower in excess of $3,000,000 or such lesser amount as the Bankruptcy Court may approve as set forth in the Interim Bankruptcy Court Order. Within the foregoing limits, the Borrower may borrow, repay and reborrow any Loan, on or after the Interim Facility Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

Section 2.02 Making the Loans. The Borrower (acting through its Authorized Officer) shall give the Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit A hereto (a "Notice of Borrowing")), not later than 12:00 noon (New York City time) on the date which is five (5) Business Days prior to the date of the proposed Loan (or such shorter period as the Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify

(i) the principal amount of the proposed Loan, and (ii) the proposed borrowing date, which must be a Business Day. The Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Agent in good faith to be from the Borrower (or from the Authorized Officer thereof designated in writing purportedly from the Borrower to the Agent). The Borrower hereby waives the right to dispute the Agent's record of the terms of any such telephonic Notice of Borrowing. The Agent and each Lender shall be entitled to rely conclusively on the Authorized Officer's authority to request a Loan on behalf of the Borrower until the Agent receives written notice to the contrary. The Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

         (b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Loan shall be made in a minimum amount of $20,000.

         (c) (i) Except as otherwise provided in this subsection 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

                  (ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agent and the Lenders, the Borrower, the Agent and the Lenders agree that the Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Agent to, fund, on behalf of the Lenders, Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in subsection 2.02(d); provided, however, that (a) the Agent shall in no event fund any such Loans if the Agent shall have received written notice from the Required Lenders on the Business Day prior to the date of the proposed Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Loan, and (b) the Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Loan and the Agent elects not to fund such Loan on behalf of the Lenders, then promptly after receipt of the Notice of Borrowing requesting such Loan, the Agent shall notify each Lender of the specifics of the requested Loan and that it will not fund the requested Loan on behalf of the Lenders. If the Agent notifies the Lenders that it will not fund a requested Loan on behalf of the Lenders, each Lender shall make its Pro Rata Share of the Loan available to the Agent, in immediately available funds, in the Agent's Account no later than 3:00 p.m. (New York City time) (provided that the Agent requests payment from such Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Loan. The Agent will make the proceeds of such Loans available to the Borrower on the day of the proposed Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Loans received by the Agent in the Agent's Account or the amount funded by the Agent on behalf of the Lenders to be deposited in an account designated by the Borrower.

                  (iii) If the Agent has notified the Lenders that the Agent, on behalf of the Lenders, will fund a particular Loan pursuant to subsection 2.02(c)(ii), the Agent may assume that each such Lender has made such amount available to the Agent on such day and the Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Agent by any such Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Agent to the Borrower shall, for all purposes hereof, be a Loan made by the Agent for its own account. Upon any such failure by a Lender to pay the Agent, the Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Agent for its own account.

                  (iv) Nothing in this subsection 2.02(c) shall be deemed to relieve any Lender from its obligations to fulfill its Commitment hereunder or to prejudice any rights that the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

         (d) With respect to all periods for which the Agent has funded Loans pursuant to subsection 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Agent shall notify each Lender of the unpaid principal amount of the Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Loans made on the date of such Lender's initial funding), each Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Agent shall promptly pay over to each Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Lender shall promptly remit to the Agent or, as the case may be, the Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Loans to such an extent that, after giving effect to such adjustment, each such Lender's interest in the then outstanding Loans will be equal to its Pro Rata Share thereof. The obligations of the Agent and each Lender under this subsection 2.02(d) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans which have been funded by such Lender.

                  (ii) In the event that any Lender fails to make any payment required to be made by it pursuant to subsection 2.02(d)(i), the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Agent to the Borrower shall, for all purposes hereof, be a Loan made by the Agent for its own account. Upon any such failure by a Lender to pay the Agent, the Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Agent for its own account. Nothing in this subsection 2.02(d)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt.

         (a) The outstanding principal of all Loans shall be due and payable on the Final Maturity Date.

         (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.

         (d) The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

         (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest. Loans. Each Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to 13%.

         (b) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

         (c) Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Agent to, and the Agent may, from time to time, charge the Loan Account pursuant to Section
4.02 with the amount of any interest payment due hereunder.

         (d) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

         (a) Reduction of Commitments. The Total Commitment shall terminate on the Final Maturity Date. The Borrower may, without premium or penalty, reduce the Total Commitment to an amount (which may be zero) not less than the sum of
(A) the aggregate unpaid principal amount of all Loans then outstanding and (B) the aggregate principal amount of all Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02. Each such reduction shall be in an amount which is an integral multiple of $100,000 (unless the Total Commitment in effect immediately prior to such reduction is less than $100,000), shall be made by providing not less than five (5) Business Days' prior written notice to the Agent and shall be irrevocable. Once reduced, the Total Commitment may not be increased. Each such reduction of the Total Commitment shall reduce the Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

         (b) Optional Prepayment.

                  (i) The Borrower may prepay without penalty or premium the principal of any Loan, in whole or in part.

         (c) Mandatory Prepayment.

                  (i) The Agent shall on each Business Day apply all funds transferred to or deposited in the Agent's Account, to the payment, in whole or in part, of the outstanding principal amount of the Loans.

                  (ii) Immediately upon any Disposition by any Loan Party or its Subsidiaries pursuant to Section 7.02(c), the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Nothing contained in this subsection (ii) shall permit any Loan Party to make a Disposition of any property other than in accordance with Section 7.02(c).

                  (iii) Upon the receipt by any Loan Party of any Extraordinary Receipts the Borrower shall prepay the outstanding principal of the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

                  (iv) Upon the loss, destruction or taking by condemnation of any Collateral the Borrower shall prepay the outstanding principal of the Loans in an amount equal to 100% of the proceeds received by any Loan Party in connection therewith, net of (A) any Indebtedness secured by a Permitted Priority Lien on such Collateral, and (B) any reasonable expenses incurred in collecting such net proceeds.

                  (v) At any time when the aggregate principal amount of all Loans exceeds the maximum principal amount of Loans projected to be outstanding at such time as set forth in the Budget, the Borrower will immediately prepay the Loans to the full extent of any such excess. On each day that any Loans are outstanding and not prepaid, the Borrower shall hereby be deemed to represent and warrant to the Agent and the Lenders that the aggregate principal amount of all Loans outstanding on such day does not exceed the maximum principal amount of Loans projected to be outstanding at such time as set forth in the Budget.

                  (vi) At any time that the Chief Restructuring Officer or the Financial Consultant shall cease to be retained by the Loan Parties in accordance with Section 7.01(k) or shall no longer be involved in the day to day operations and management of the business of the Loan Parties, and a successor reasonably acceptable to the Agent and the Required Lenders is not appointed within 3 Business Days of either such event (provided that, during such 3 Business Day period arrangements reasonably acceptable to the Agent and the Required Lenders are made for the day to day management of the business of the Loan Parties) on terms acceptable to the Agent and the Required Lenders, the Borrower will immediately prepay the Loans in full.

                  (vii) Without limiting any other provision of this Agreement or any other Loan Document permitting or requiring prepayment of any Loan in whole or in part, the Borrower shall prepay the Loans in whole without premium or penalty on the thirtieth (30th) day following the Interim Facility Effective Date in the event the Final Bankruptcy Court Order shall not have been entered on or before such date.

         (d) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees.

         (a) Unused Line Fee. From and after the Interim Facility Effective Date and until the Final Maturity Date, the Borrower shall pay to the Agent for the account of the Lenders, in accordance with a written agreement among such Lenders, an unused line fee (the "Unused Line Fee"), which shall accrue at the rate per annum of 0.5% on the excess, if any, of the Total Commitment over the sum of the average principal amount of all Loans outstanding from time to time and shall be deemed fully earned when paid and which shall be payable monthly in arrears on the first day of each month commencing on the first day of the month immediately following the Interim Facility Effective Date.

         (b) DIP Fee. Within 5 Business Days of the Interim Facility Effective Date, the Borrower shall pay to the Agent for the account of the Lenders, a non-refundable DIP fee (the "DIP Fee") equal to $142,000, which shall be deemed fully earned when paid and which shall be charged by the Agent to the Loan Account.

Section 2.07 Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a "Securitization") through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody's, Standard & Poor's or one or more other rating agencies (the "Rating Agencies"). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization, including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and
(ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the "Securitization Parties") for any losses, claims, damages or liabilities (the "Liabilities") to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.08 Taxes. (a) All payments made by any Loan Party hereunder or under any other Loan Document shall be made without set-off, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to

Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or additional amounts, excluding taxes on the net income of any Lender or the Agent imposed by the jurisdiction in which such Lender or the Agent is organized or any political subdivision thereof or taxing authority thereof or any jurisdiction in which such Person's principal office is located or any political subdivision thereof or taxing authority thereof (such nonexcluded taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions, conditions, interest, penalties and additional amounts being hereinafter collectively referred to as "Taxes"). If any Loan Party shall be required to deduct or to withhold any Taxes from or in respect of any amount payable hereunder or under any other Loan Document,

                  (i) the amount so payable shall be increased so that after making all required deductions and withholdings (including Taxes on amounts payable pursuant to this sentence) the Lenders or the Agent, as the case may be, receive an amount equal to the sum they would have received had no such deduction or withholding been made,

                  (ii) such Loan Party shall make such deduction or withholding,

                  (iii) such Loan Party shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law, and

                  (iv) as promptly as possible thereafter, such Loan Party shall send the Lenders and the Agent an official receipt (or, if an official receipt is not available, such other documentation as shall be satisfactory to the Lenders or the Agent, as the case may be) evidencing payment of the amount or amounts so deducted or withheld. In addition, each Loan Party agrees to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement or any other Loan Document other than the foregoing excluded taxes (hereinafter referred to as "Other Taxes").

         (b) The Loan Parties hereby jointly and severally indemnify and agree to hold the Lenders and the Agent harmless from and against Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by any Lender or the Agent and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Lender or the Agent makes written demand therefor, which demand shall identify in reasonable detail the nature and amount of such Taxes or Other Taxes.

         (c) Each Lender that is organized in a jurisdiction outside the United States hereby agrees that it shall, no later than the Interim Facility Effective Date or, in the case of a Lender which becomes a party hereto pursuant to
Section 12.07 hereof after the Interim Facility Effective Date, the date upon which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Agent, but only if such Lender is legally able to do so), deliver to the Borrower and the Agent either (i) two accurate, complete and signed copies of either (x) U.S. Internal Revenue Service Form W-8ECI or successor form, or (y) U.S. Internal Revenue Service Form W-8BEN or successor form, in each case, indicating that such Lender is on the date of delivery thereof entitled to receive payments of interest hereunder free from, or subject to a reduced rate of, withholding of United States Federal income tax or (ii) in the case of such a Lender that is entitled to claim exemption from withholding of United States Federal income tax under Section 871(h) or Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Lender is (A) not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) not a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (C) not a controller foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code and (y) two accurate, complete and signed copies of U.S. Internal Revenue Service Form W-8BEN or successor form.

         (d) If any Loan Party fails to perform any of its obligations under this Section 2.08, the Loan Parties shall indemnify the Lenders and the Agent for any taxes, interest or penalties that may become payable as a result of any such failure. The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                                  Article III

                      SECURITY AND ADMINISTRATIVE PRIORITY

Section 3.01 Collateral; Grant of Lien and Security Interest.

         (a) As security for the full and timely payment and performance of all of the Obligations, each Loan Party hereby as of the Interim Bankruptcy Court Order Entry Date assigns, pledges and grants to the Agent, for the benefit of the Lenders, a security interest in and to and Lien on all of the property, assets or interests in property or assets of such Person, of any kind or nature whatsoever, real or personal, now existing or hereafter acquired or created, including, without limitation, all property of the "estate" (within the meaning of the Bankruptcy Code), and all accounts, inventory, goods, contract rights, instruments, documents, chattel paper, general intangibles, payment intangibles, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property, fixtures, leases, 100% of the Capital Stock or other equity interests in any Subsidiary, money, investment property, deposit accounts, all commercial tort claims and all causes of action arising under the Bankruptcy Code or otherwise (on and after the Final Bankruptcy Court Order Entry Date including, without limitation, all Avoidance Actions), and all cash and non-cash proceeds, rents, products and profits of any of the foregoing (all property of the Loan Parties subject to the security interest referred to in this Section 3.01(a) being hereafter collectively referred to as the "Collateral").

         (b) Upon entry of the Interim Bankruptcy Court Order or Final Bankruptcy Court Order, as the case may be, the Liens and security interests in favor of the Agent referred to in Section 3.01(a) hereof shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral, other than for the Permitted Priority Liens. Such Liens and security interests and their priority shall remain in effect until the Total Commitment shall have been terminated and all Obligations shall have been repaid in cash in full.

         (c) Notwithstanding anything herein to the contrary (i) all proceeds received by the Agent and the Lenders from the Collateral subject to the Liens granted in this Section 3.01 and in each other Loan Document and by the Bankruptcy Court Orders shall be subject to the prior payment of the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities, and (ii) no Person entitled to Carve-Out Expenses shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any Collateral.

Section 3.02 Administrative Priority. The Borrower and each Guarantor agrees that the Obligations of such Person shall constitute allowed administrative expenses in the Chapter 11 Cases, having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of
the Bankruptcy Code, subject, as to priority, only to Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities.

Section 3.03 Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 3.01(a) hereof and the administrative priority granted pursuant to Section 3.02 hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Bankruptcy Court Orders and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agent and the Lenders hereunder and thereunder are cumulative.

Section 3.04 No Filings Required. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Bankruptcy Court Order, and entry of the Interim Bankruptcy Court Order shall have occurred on or before the date of the initial Loans hereunder. The Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, as the case may be, or any other Loan Document.

Section 3.05 Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to the Agent and the Lenders pursuant to this Agreement, the Bankruptcy Court Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by the Borrower or any Guarantor (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

         (a) except for the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities as set forth in Section 3.02, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Agent and the Lenders against the Borrower or any Guarantor in respect of any Obligation;

         (b) the Liens in favor of the Agent and the Lenders set forth in
Section 3.01(a) hereof shall constitute valid and perfected first priority Liens and security interests, subject only to Permitted Priority Liens, and shall be prior to all other Liens and security interests (other than Permitted Priority Liens), now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

         (c) the Liens in favor of the Agent and the Lenders set forth herein and in the other Loan Documents shall continue to be valid and perfected without the necessity that the Agent file financing statements, mortgages or otherwise perfect its Lien under applicable non-bankruptcy law.

                                   Article IV

                      FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 7.01(e), representatives of the Agent and the Lenders may visit any or all of the Loan Parties and/or conduct audits, inspections, valuations and/or field examinations of any or all of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of the Loan Parties. The Borrower agrees to pay (i) the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) the cost of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agent.

Section 4.02 Payments; Computations and Statements. (a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Agent's Account. All payments received by the Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agent and the Lenders. Except as provided in Section 2.02, after receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Agent to, and the Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed an Obligation under this Agreement and shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Loans. The Lenders and the Borrower confirm that any charges which the Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Agent's discretion. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

         (b) The Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.03 Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04 Apportionment of Payments. Subject to Section 2.02 hereof and to any written agreement among the Agent and/or the Lenders:

         (a) All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

         (b) After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the

Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Loans and Agent Advances until paid in full; (iv) fourth, ratably to pay principal of the Loans and Agent Advances (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations) until paid in full and (v) fifth, to the ratable payment of all other Obligations then due and payable.

         (c) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return. (a) If any Lender or the Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or the Agent or any Person controlling any such Lender or the Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or the Agent or any Person controlling any such Lender or the Agent (in each case, whether or not having the force of law), shall (i) subject any Lender or the Agent, or any Person controlling any such Lender or the Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or the Agent, or change the basis of taxation of payments to any Lender or the Agent or any Person controlling any such Lender or the Agent of any amounts payable hereunder (except for taxes on the overall net income of any Lender or the Agent or any Person controlling any such Lender or the Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender or the Agent or any Person controlling any such Lender or the Agent or (iii) impose on any Lender or the Agent or any Person controlling any such Lender or the Agent any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender or the Agent of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by any Lender or the Agent hereunder, then, upon demand by any such Lender or the Agent, the Borrower shall pay to such Lender or the Agent such additional amounts as will compensate such Lender or the Agent for such increased costs or reductions in amount.

         (b) If any Lender or the Agent shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or the Agent or any Person controlling such Lender or the Agent with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender or the Agent or any Person controlling such Lender or the Agent, and any Lender or the Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, any Lender's or the Agent's or any such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender's or the Agent's or any such other controlling Person's capital to a level below that which such Lender or the Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Lender's or Agent's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Lender's or the Agent's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by any Lender or the Agent, the Borrower shall pay to such Lender or the Agent from time to time such additional amounts as will compensate such Lender or the Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender's or the Agent's or such other controlling Person's capital.

         (c) All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of demand by any Lender or the Agent until payment in full to such Lender or the Agent at the Reference Rate. A certificate of such Lender or the Agent claiming compensation under this
Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or the Agent to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender's or the Agent's reasons for invoking the provisions of this
Section 4.05, and shall be final and conclusive absent manifest error.

                                   Article V

                               CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Interim Facility Effectiveness. This Agreement shall become effective as of the Business Day (the "Interim Facility Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agent:

         (a) Interim Bankruptcy Court Order. The Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court and the Agent shall have received a certified copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Agent, the Required Lenders and the Borrower.

         (b) Payment of Fees, Etc. The Borrower shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

         (c) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to the Agent or any Lender pursuant hereto or thereto on or prior to the Interim Facility Effective Date are true and correct on and as of the Interim Facility Effective Date as though made on and as of such date and
(ii) no Default or Event of Default shall have occurred and be continuing on the Interim Facility Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

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

         (d) Legality. The making of any Loan shall not contravene any law, rule or regulation applicable to the Agent or any Lender.

         (e) Delivery of Documents. The Agent shall have received on or before the Interim Facility Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Interim Facility Effective Date:

                  (i) this Agreement, duly executed by each of the Loan Parties;

                  (ii) certified copies of request for copies of information on Form UCC-11 listing all effective financing statements which name as debtor any Loan Party and which are filed in the jurisdictions in which any Loan Party is organized, has assets or property or maintains its chief executive office, together with copies of such financing statements, none of which, except as permitted herein or otherwise agreed in writing by the Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Loan Party or its property, which results, except as otherwise agreed to in writing by the Agent, shall not show any such Liens;

                  (iii) a copy of the resolutions of each Loan Party, certified as of the Interim Facility Effective Date by an officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, and (C) the Authorized Officer to provide all Notices of Borrowing and other notices under this Agreement and the Loan Documents;

                  (iv) a certificate of an officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

                  (v) a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party organized in the United States, together with all amendments thereto, certified as of the Interim Facility Effective Date by an officer of such Loan Party;

                  (vi) an opinion of Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C., counsel to the Loan Parties, substantially in the form of Exhibit B and as to such other matters as the Agent may reasonably request;

                  (vii) a certificate of an officer of each Loan Party, certifying as to the matters set forth in subsection (c) of this
         Section 5.01;

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

                  (viii) a copy of the Budget, together with a certificate of the Authorized Officer of the Borrower stating that the Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower, which Budget shall be in form and substance satisfactory to the Agent; and

                  (ix) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agent in form and substance, as the Agent may reasonably request.

         (f) Priority. The Agent shall be satisfied that it has been granted, and holds, for the benefit of the Lenders, a perfected, first priority Lien on, and security interest in, all of the Collateral, subject only to Permitted Priority Liens.

         (g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions (including, without limitation, obtaining and maintaining all licenses and permits) in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect. Without limiting the foregoing, no pending claim, investigation or litigation shall exist with respect to any Loan Party, or the transactions contemplated hereby.

         (h) Proceedings; Receipt of Documents. All proceedings in connection with the making of the Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agent and its counsel, and the Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such counsel may reasonably request.

         (i) Chief Restructuring Officer. The Borrower shall have retained Scott Avila as its Chief Restructuring Officer.

Section 5.02 Conditions Precedent to All Loans. The obligation of the Agent or any Lender to make any Loan after the Interim Facility Effective Date is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent:

         (a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 12.04 hereof.

         (b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower' acceptance of the proceeds of such Loan shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that:
(i) the representations and warranties contained in Article VI and in each other

Loan Document, certificate or other writing delivered to the Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct on and as of such date as though made on and as of such date, (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

         (c) Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to the Agent or any Lender.

         (d) Notices. The Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

         (e) Delivery of Documents. The Agent shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agent, as the Agent may reasonably request.

         (f) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agent and its counsel, and the Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agent, as the Agent or such counsel may reasonably request.

         (g) Final Bankruptcy Court Order. The Final Bankruptcy Court Order shall have been signed and entered by the Bankruptcy Court within 30 days of the Interim Facility Effective Date, and the Agent shall have received a certified copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent the prior written consent of the Agent, the Lenders and the Borrower.

Section 5.03 Conditions Subsequent to All Loans. The obligation of the Agent or any Lender to make any Loan after the Interim Facility Effective Date is subject to the fulfillment, on or before the applicable date thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause or cause to be performed constituting an Event of Default):

         (a) Within 30 days of the Interim Facility Effective Date, deliver to the Agent a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;

         (b) Within 5 Business Days of the Interim Facility Effective Date, deliver to the Agent evidence of the insurance coverage required by Section 7.01 and such other insurance coverage with respect to the business and operations of the Loan Parties as the Agent may reasonably request, in each case, where requested by the Agent, with such endorsements as to the named insureds or loss payees thereunder as the Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Agent may request;

         (c) Within 30 days of the Interim Facility Effective Date, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party organized outside the United States certified as of a recent date not prior to the Interim Facility Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;

         (d) Within 30 days of the Interim Facility Effective Date, copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party organized outside the United States, together with all amendments thereto, certified as of such date by an officer of such Loan Party; and

         (e) Within 5 days of the Interim Facility Effective Date, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party organized in the United States certified as of a recent date not more than 30 days prior to the Interim Facility Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction.

         (f) Within 5 Business Days of the Interim Facility Effective Date, the Borrower shall have filed a motion setting forth the scope of the retention of the of the Chief Restructuring Officer, his duties and all other terms of such retention in a written agreement materially consistent in substance to the Agreement for Consulting Services dated as of July 21, 2003 between the Borrower and Corporate Revitalization Partners, LLC.

                                   Article VI

                         REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agent and the Lenders as follows:

         (a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) subject to the entry and the terms of the Bankruptcy Court Orders, has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

         (b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law, any contractual restriction binding on or otherwise affecting it or any of its properties (other than conflicts, breaches and defaults the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Cases), or any order or decree of any court or Governmental Authority (including, without limitation, any order entered in the Chapter 11 Cases), (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

         (c) Governmental Approvals. Except for the entry of the Bankruptcy Court Orders, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

         (d) Execution and Binding Effect. Subject to the entry of, and the terms of the Bankruptcy Court Orders, each of the Loan Documents when delivered hereunder is or will be duly and validly executed and delivered by each of the Loan Parties which is a party thereto and constitutes legal, valid and binding obligations of each of the Loan Parties which is a party thereto, enforceable in accordance with the terms hereof or thereof.

         (e) Subsidiaries. Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of such Subsidiaries of the Borrower in existence on the date hereof. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. There are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrower.

         (f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f) and excluding pre-petition litigations which are stayed by 11 U.S.C. ss. 362, there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

         (g) Financial Condition.

                  (i) No event or development has occurred since August 7, 2003 that has had or could have a Material Adverse Effect.

                  (ii) The Budget, when delivered, and as so updated, shall be believed by the Borrower at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the

         Borrower, and shall have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower shall not be aware of any facts or information that would lead it to believe that such Budget, as so updated, is incorrect or misleading in any material respect.

         (h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents, any material law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

         (i) Taxes, Etc. Except as set forth on Schedule 6.01(i) hereto, all Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP or to the extent that such payment or any enforcement action is stayed as a result of the Chapter 11 Cases.

         (j) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         (k) Nature of Business. No Loan Party is engaged in any business other than the production and distribution of adult entertainment, including the licensing of its trademark to third parties.

         (l) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person except for the failure to obtain and maintain compliance with permits, licenses, authorizations, approvals, entitlements and accreditations which is not reasonably likely to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except for the occurrence of such conditions or events which is not reasonably likely to have a Material Adverse Effect.

         (m) Properties. (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

                  (ii) Schedule 6.01(m) sets forth a complete and accurate list, as of the Interim Facility Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party.

         (n) Full Disclosure. Each Loan Party has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that may have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

         (o) Insurance. On and after the date which is five (5) Business Days after the Interim Facility Effective Date, each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(o) sets forth a list of all insurance maintained by each Loan Party on the Interim Facility Effective Date.

         (p) Use of Proceeds. The proceeds of the Loans shall be used in accordance with the expenditure line items in the Budget to (i) pay fees and expenses in connection with the transactions contemplated hereby and (ii) fund working capital of the Borrower and the Guarantors (including, without limitation, payments of fees and expenses to professionals under Sections 330 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Borrower and the Guarantors or otherwise approved by the Bankruptcy Court (and not otherwise prohibited under this Agreement), subject to the priorities set forth in the definition of "Agreed Administrative Expense Priorities" herein).

         (q) Location of Bank Accounts. Schedule 6.01(q) sets forth a complete and accurate list, as of the Interim Facility Effective Date, of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

         (r) Intellectual Property. Except as set forth on Schedule 6.01(r), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect. Set forth on Schedule 6.01(r) is a complete and accurate list, as of the Interim Facility Effective Date, of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could have a Material Adverse Effect.

         (s) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

         (t) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(t) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

         (u) Locations of Collateral. There is no location at which any Loan Party has any Collateral other than (i) those locations listed on Schedule 6.01(u) and (ii) any other locations approved in writing by the Agent from time to time.

         (v) Administrative Priority; Lien Priority.

                  (i) After the Interim Bankruptcy Court Order Entry Date or the Final Bankruptcy Court Order Entry Date, as the case may be, the Obligations of the Borrower and each Guarantor will constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against the Borrower and each Guarantor now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b),
         546(c), 726 and 1114 of the Bankruptcy Code, subject, as to priority, only to Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities.

                  (ii) Upon entry of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, the Lien and security interest of the Agent on the Collateral shall be a valid and perfected first priority Lien, subject only to Permitted Priority Liens; and

                  (iii) On or after the Interim Bankruptcy Court Order Entry Date and prior to the Final Bankruptcy Court Order Entry Date, the Interim Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of the Agent, the Lenders and the Borrower, and after the Final Bankruptcy Court Order Entry Date, the Final Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of the Agent, the Lenders and the Borrower.

         (w) Appointment of Trustee or Examiner; Liquidation. No order has been entered in any Chapter 11 Case without the consent of the Agent and the Required Lenders (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code or (iii) to convert any Chapter 11 Case to a Chapter 7 case or to dismiss any Chapter 11 Case.

         (x) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

         (y) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Interim Facility Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

                                  Article VII

                          COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

         (a) Reporting Requirements. Furnish to the Agent and each Lender:

                  (i) as soon as available and in any event within 30 days after the end of each fiscal quarter of the Borrower and its Subsidiaries commencing with the first fiscal quarter of the Borrower and its Subsidiaries ending after the Interim Facility Effective Date, (A) consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Borrower and its Subsidiaries, and (B) consolidating balance sheets, consolidating statements of operations and retained earnings and consolidating statements of cash flows of the Borrower and each of its Subsidiaries, in each case, as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by the Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries, as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries, for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries, furnished to the Agent and the Lenders, subject to normal year-end adjustments;

                  (ii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries commencing with the first fiscal month of the Borrower and its Subsidiaries ending after the Interim Facility Effective Date, (A) internally prepared consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Borrower and its Subsidiaries, and (B) consolidating balance sheets, consolidating statements of operations and retained earnings and consolidating statements of cash flows of the Borrower and each of its Subsidiaries, in each case, as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by the Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries, as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Borrower and its Subsidiaries, for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agent and the Lenders, subject to normal year-end adjustments;

                  (iii) simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i) and (ii) of this Section 7.01(a), a certificate of the Authorized Officer of the Borrower stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Loan Parties during the period covered by such financial statements with a view to determining whether the Loan Parties were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Loan Parties propose to take or have taken with respect thereto;

                  (iv) on or before October 15, 2003, a Budget for the three-month period following November 3, 2003, prepared on a weekly basis and otherwise in form and substance satisfactory to the Agent and the Required Lenders, which Budget, when delivered and as so updated, shall be (A) consistent with the Budget delivered to the Agent on or prior to the Interim Facility Effective Date, (B) believed by the Borrower at the time furnished to be reasonable, (C) prepared on a reasonable basis and in good faith, and (D) based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and shall be accompanied by a certificate of the Authorized Officer certifying as to the matters set forth in subclauses (A), (B), (C) and (D) above;

                  (v) within 3 days after the end of each week, a reconciliation, in form and substance acceptable to the Agent and the Required Lenders, of the actual cash receipts and disbursements of the Loan Parties for such week to the budgeted line item amounts set forth in the Budget for such week;

                  (vi) promptly after the filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents filed by any Loan Party in the Chapter 11 Cases, which papers and documents shall also be given or served on the Agent's counsel;

                  (vii) promptly after the sending thereof, copies of all written reports given by any Loan Party to any official or unofficial creditors' committee in the Chapter 11 Cases, other than any such reports subject to privilege, provided that such Person may redact any confidential information contained in any such report if it provides a summary of the nature of the information redacted to the Agent and the Lenders;

                  (viii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

                  (ix) as soon as possible, and in any event within three (3) days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could have a Material Adverse Effect, the written statement of the Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development that could have a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

                  (x) promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could have a Material Adverse Effect;

                  (xi) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

                  (xii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

                  (xiii) promptly upon request, copies of all minutes of meetings of the Board of Directors of any Loan Party and all other statements, reports and other information sent by the Board of Directors of any Loan Party to any Person or submitted by any Person to the Board of Directors of any Loan Party; and

                  (xiv) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as the Agent may from time to time may reasonably request.

         (b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation,
(i) paying before the same become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP or to the extent that such compliance or payment or any enforcement action is stayed as a result of the Chapter 11 Cases.

         (c) Preservation of Existence, Etc. Maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

         (d) Keeping of Records and Books of Account. Keep adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

         (e) Inspection Rights. Permit the agents and representatives of the Agent and the Lenders at any time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Agent and the Lenders in accordance with this Section 7.01(e).

         (f) Maintenance of Properties, Etc. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

         (g) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses, similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agent. All policies covering the Collateral are to be made payable to the Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Agent may require to fully protect the Lenders' interest in the Collateral and to protect any payments to be made under such policies. All certificates of insurance are to be delivered to the Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Agent and such other Persons as the Agent may designate from time to time, and shall provide for not less than 30 days' prior written notice to the Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on the Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

         (h) Obtaining of Permits, Etc. Obtain, maintain and preserve and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, except where the failure to obtain, maintain or preserve such licenses, authorizations, approvals, entitlements and accreditations is not reasonably likely to have a Material Adverse Effect..

         (i) Further Assurances. Subject to the terms of the Bankruptcy Court Orders, take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law and subject to the terms of the Bankruptcy Court Orders, each Loan Party (i) authorizes the Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office,
(ii) authorizes the Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof. The assurances contemplated by this Section 7.01(j) shall be given under applicable nonbankruptcy law (to the extent not inconsistent with the Bankruptcy Code and the Bankruptcy Court Orders) as well as the Bankruptcy Code, it being the intention of the parties that the Agent may request assurances under applicable non-bankruptcy law, and such request shall be complied with (if otherwise made in good faith by the Agent) whether or not any of the Bankruptcy Court Orders are in force and whether or not dismissal of the Chapter 11 Cases or any other action by the Bankruptcy Court is imminent, likely or threatened.

         (j) Change in Collateral; Collateral Records; Collateral Locations. (i) Give the Agent not less than 30 days' prior written notice of any change in the location of any Collateral, other than to locations set forth on Schedule 6.01(u), (ii) advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon, (iii) execute and deliver to the Agent for the benefit of the Lenders from time to time, solely for the Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral and (iv) upon the request of the Agent, move all Collateral to a location owned or leased by the Borrower or to a warehouse or other secure location satisfactory to the Agent.

         (k) Chief Restructuring Officer; Financial Consultant. At all times maintain the retention of the Chief Restructuring Officer and the Financial Consultant retained by the Borrower pursuant to Sections 5.01(j) and (k). The Borrower and the Guarantors shall provide the Chief Restructuring Officer and the Financial Consultant with all assistance and cooperation necessary to fully perform its duties under its respective retention agreement, and the Borrower and the Guarantors shall make the Chief Restructuring Officer and the Financial Consultant available to the Agent and the Lenders upon the Agent's request.

         (l) Use of Proceeds. Use the proceeds of the Loans strictly in accordance with the expenditure line items in the Budget.

         (m) Plan of Reorganization.

                  (i) Within 60 days of the Filing Date, deliver to the Agent and the Lenders a term sheet for a plan of reorganization of the Borrowers and the Guarantors, in form and substance satisfactory to the Agent and the Lenders, which term sheet shall have been accepted by the Noteholders holding two-thirds in aggregate principal amount of the outstanding Notes. Within 120 days of the Filing Date, file a proposed plan and disclosure statement, the terms of which are acceptable to all requisite creditor classes in the Chapter 11 cases, and all documents incidental thereto. Within 150 days, obtain an order approving the disclosure statement relating to such a plan. Within 180 days following the Filing Date, obtain an order by the Bankruptcy Court confirming a plan or plans of reorganization in the Chapter 11 Cases, the substantial consummation (as defined in 11 U.S.C. ss. 1101(2)) of which shall occur on or prior to such date and which plan (i) provides for termination of the Commitment and payment in full in cash of all Obligations of the Borrower hereunder and under the other Loan Documents on or before the effective date of such plan or plans upon entry thereof, (ii) provides for the continuation of the Liens and security interests granted to the Agent and priorities until such plan effective date and (iii) is otherwise acceptable to the Agent and the Required Lenders.

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

         (a) Liens, Etc. Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or assign or otherwise transfer any account or other right to receive income; other than, as to all of the above, Permitted Liens.

         (b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

         (c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing); provided, however, that any Loan Party may dispose of (i) obsolete or worn-out equipment in the ordinary course of business and (ii) artwork under terms and conditions acceptable to the Agent and the Required Lenders.

         (d) Change in Nature of Business. Make any change in the nature of its business as described in Section 6.01(k).

         (e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except for: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans and advances by it to its Subsidiaries and by such Subsidiaries to it, made in the ordinary course of business, and (iii) Permitted Investments.

         (f) Lease Obligations. Create, incur or suffer to exist any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Interim Facility Effective Date owing by all Loan Parties in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 7.02, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties after the Filing Date to exceed $100,000.

         (g) Capital Expenditures. Make or commit or agree to make any Capital Expenditure (by purchase made or Capitalized Lease entered into after the Filing
Date) that would cause the aggregate amount of all such Capital Expenditures arising from purchases made or Capitalized Leases entered into after the Filing Date by the Loan Parties to exceed $100,000.

         (h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, any Subsidiary of the Borrower may pay dividends to the Borrower.

         (i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

         (j) Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party and (iii) transactions permitted by Section 7.02(e) hereof.

         (k) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

         (l) Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims.

                  (i) At any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders or the Adequate Protection Stipulation, except for modifications and amendments agreed to by the Agent and the Required Lenders;

                  (ii) At any time, suffer to exist a priority for any administrative expense or unsecured claim against the Borrower or any Guarantor (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the
         Bankruptcy Code equal or superior to the priority of the Agent and the Lenders in respect of the Obligations, except as provided in Section
         3.02 and for the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities;

                  (iii) At any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of the Agent and the Lenders in respect of the Collateral, except for Permitted Priority Liens; and

                  (iv) Prior to the date on which the Obligations have been paid in full in cash and the Total Commitment has been terminated, the Borrower and the Guarantors shall not pay any administrative expense claims except (i) Priority Professional Expenses and other payments pursuant to sub-clause (i) of clause "first" of the definition of the term "Agreed Administrative Expense Priorities", (ii) Obligations due and payable hereunder, and (iii) other administrative expense claims incurred in the ordinary course of the business of the Borrower and the Guarantors or their respective Chapter 11 Cases, in each case to the extent and having the order of priority set forth in the Agreed Administrative Expense Priorities.

         (m) Payments. Make any payment of principal or interest or otherwise on account of any Indebtedness or trade payable incurred prior to the Filing Date, other than in accordance with the Budget, in each case, after prior written notice of such payment has been given by the Borrower to the Agent and subject to approval of the Bankruptcy Court.

                                  Article VIII

                                 CASH MANAGEMENT

Section 8.01 Collection of Accounts Receivable; Management of Collateral. On or prior to September 7, 2003, the Loan Parties shall assist the Agent in (i) establishing, and, during the term of this Agreement, maintaining one or more lockboxes in the name of the Agent and identified on Schedule 8.01 hereto (collectively, the "Lockboxes") with the financial institutions set forth on
Schedule 8.01 hereto or such other financial institutions selected by the Loan Parties and acceptable to the Agent in its sole discretion (each being referred to as a "Lockbox Bank"), and (ii) establishing, and during the term of this Agreement, maintaining an account (a "Collection Account" and, collectively, the "Collection Accounts") in the name of the Agent with each Lockbox Bank. The Loan Parties shall irrevocably instruct their Account Debtors, with respect to Accounts Receivable of the Loan Parties, to remit all payments to be made by checks or other drafts to the Lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment as directed by the Agent and shall instruct each Lockbox Bank to deposit all amounts received in its Lockbox to the Collection Account at such Lockbox Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day. Until the Agent has advised the Loan Parties to the contrary after the occurrence and during the continuance of an Event of Default, the Loan Parties may and will enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties for the Agent's benefit and on the Agent's behalf, but at the Loan Parties' expense; such privilege shall terminate, at the election of any Agent, upon the occurrence and during the continuance of an Event of Default. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by the Loan Parties from any of their Account Debtors, as proceeds from Accounts Receivable of the Loan Parties, or as proceeds of any other Collateral, shall be held by the Loan Parties in trust for the Agent and the Lenders and upon receipt be deposited by the Loan Parties in original form and no later than the next Business Day after receipt thereof into a Collection Account. The Loan Parties shall not commingle such collections with the Loan Parties' own funds or the funds of any of their Subsidiaries or Affiliates or with the proceeds of any assets not included in the Collateral. The Agent shall charge the Loan Account on the last day of each month with two (2) collection days for all such collections. All funds received in the Collection Account shall be sent by wire transfer or Automated Clearing House, Inc. payment to the Agent's Account for application at the end of each Business Day to reduce the then principal balance of the Loans, conditional upon final payment to the Agent. No checks, drafts or other instruments received by the Agent shall constitute final payment to the Agent unless and until such checks, drafts or instruments have actually been collected.

         (b) After the occurrence and during the continuance of an Event of Default, the Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Agent shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto. The Loan Parties shall not, without prior written consent of the Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.

         (c) Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

         (d) Nothing herein contained shall be construed to constitute the Agent as agent of any Loan Party for any purpose whatsoever, and the Agent shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent, by anything herein or in any assignment or otherwise, does not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

         (e) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, the Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agent if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agent shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

         (f) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agent and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Accounts Receivable Documentation. The Loan Parties will at such intervals as the Agent may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agent and furnish such further

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schedules and/or information as the Agent may require relating to the Accounts
Receivable. In addition, the Loan Parties shall notify the Agent of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agent and are to be executed and delivered to the Agent from time to time solely for their convenience in maintaining records of the Collateral. The Loan Parties' failure to give any of such items to the Agent shall not affect, terminate, modify or otherwise limit the Agent's Lien on the Collateral. The Loan Parties shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agent and providing the Agent with a copy of such re-billing, identifying the same as such. If the Loan Parties become aware of anything materially detrimental to any of the Loan Parties' customers' credit, the Loan Parties will promptly advise the Agent thereof.

Section 8.03 Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Agent's Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Agent for the benefit of the Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) each Account Receivable shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold or services rendered by such Loan Party; (c) no Account Receivable shall be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in such Loan Party's business and as otherwise disclosed to the Agent, and each Account Receivable will be paid when due; (d) none of the transactions underlying or giving rise to any Account Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Loan Party at or before the time such Account Receivable is created; (f) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; (g) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Account Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agent shall reasonably require; (i) such Loan Party will, immediately upon learning thereof, report to the Agent any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectibility of any of the Collateral; (j) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Agent for the benefit of the Lenders as additional Collateral; and (k) such Loan Party is not and shall not be entitled to pledge the Agent's or any Lender's credit on any purchases or for any purpose whatsoever.

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

Section 8.04 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Agent who shall have full authority to do all acts necessary to protect the Agent's and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

                                   Article IX

                                EVENTS OF DEFAULT

Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

         (a) the Borrower shall fail to pay any principal of or interest on any Loan, any Agent Advance, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

         (b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to the Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

         (c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Article VII or Article VIII;

         (d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by the Agent to such Loan Party;

         (e) an order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court appointing, or any Loan Party shall file an application for an order with respect to any Chapter 11 Case seeking the appointment of, in either case without the consent of the Agent and the Required Lenders (i) a trustee under Section 1104, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;

         (f) an order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a Chapter 7 case;

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

         (g) an order shall be entered by the Bankruptcy Court confirming a plan of reorganization in any of the Chapter 11 Cases which does not (i) contain a provision for termination of the Total Commitment and payment in full in cash of all Obligations of the Borrower hereunder and under the other Loan Documents on or before the effective date of such plan or plans upon entry thereof and (ii) provide for the continuation of the Liens and security interests granted to Agent and priorities until such plan effective date;

         (h) an order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases which does not contain a provision for termination of the Total Commitment, and payment in full in cash of all Obligations of the Borrower hereunder and under the other Loan Documents upon entry thereof;

         (i) an order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Agent and the Lenders, (i) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Borrower or any Guarantor equal or superior to the priority of the Agent and the Lenders in respect of the Obligations, except for allowed administrative expenses having priority over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities, or (iii) to grant or permit the grant of a Lien on the Collateral other than a Permitted Lien;

         (j) an application for any of the orders described in clauses (e) through (i) above shall be made by a Person other than the Loan Parties and such application is not contested by the Loan Parties in good faith and the relief requested is granted in an order that is not stayed pending appeal;

         (k) an order shall be entered by the Bankruptcy Court that is not stayed pending appeal granting relief from the automatic stay to any creditor of any Loan Party with respect to any claim in an amount equal to or exceeding $50,000 in the aggregate;

         (l) (i) any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of Agent and the Lenders, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (ii) any Lien or security interest created by this Agreement, or the Bankruptcy Court Orders shall, for any reason, cease to be valid or (iii) any action is commenced by any Loan Party which contests the validity, perfection or enforceability of any of the Liens and security interests of Agent and the Lenders created by this Agreement or any of the Bankruptcy Court Orders;

         (m) without the consent of the Agent and the Required Lenders, the determination of any Loan Party, whether by vote of such Person's board of directors or otherwise, to suspend the operation of such Person's business in the ordinary course, liquidate all or substantially all of such Person's assets, or employ an agent or other third party to conduct any sales of all or substantially all of such Person's assets, or the filing of a motion or other application in the Chapter 11 Cases, seeking authority to do any of the foregoing;

         (n) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

         (o) this Agreement or any of the Bankruptcy Court Orders shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;

         (p) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

         (q) any cessation of a substantial part of the business of any Loan Party for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

         (r) the loss, suspension or revocation of, or failure to renew, any license, permit, now held or hereafter acquired by any Loan Party if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

         (s) a Change of Control shall have occurred;

         (t) a Material Adverse Deviation shall have occurred;

         (u) without the consent of the Agent and the Required Lenders, an order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court granting, or any Loan Party shall file an application for an order with respect to any Chapter 11 Case seeking, an extension of the 120 day exclusivity period for the Loan Parties to file a Plan under Section 1121(d) of the Bankruptcy Code for a period of more than 30 days;

         (v) an event or development occurs which could reasonably be expected to have a Material Adverse Effect; or

         (w) the Borrower shall fail to deliver to the Agent and each Lender a Budget in accordance with Section 5.01(e)(x) which is in form and substance satisfactory to the Agent and the Required Lenders.

then, and in any such event, the Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without further order of, or application to, the Bankruptcy Court, presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law (including, but not limited to, the Bankruptcy Code and the Uniform Commercial Code), hereunder and under the other Loan Documents.

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

                                   Article X

                                      AGENT

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Agent to perform the duties of the Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender, any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to the Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agent shall not have any liability to the Lenders for the Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for the Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by the Agent of the rights and remedies specifically authorized to be exercised by the Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as the Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement or any other Loan Document, a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is

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

intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, the Agent shall provide to such Lender any documents or reports delivered to the Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If the Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc. The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Loan as the owner thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts;
(iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders, any payment in excess of the amount which they are determined to be entitled. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that the Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify the Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from the Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agent Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Required Lenders. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as the Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent. (a) The Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

         (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the

Agent, and the Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After the Agent's resignation hereunder as the Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents.

         (c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the Agent shall then appoint a successor Agent who shall serve as the Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

Section 10.08 Collateral Matters.

         (a) The Agent may from time to time make such disbursements and advances ("Agent Advances") which the Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Agent Advances shall be repayable on demand, shall bear interest as set forth in Section 2.04(a) and shall be secured by the Collateral. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Agent shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Agent, upon the Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent by such Lender, the Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

         (b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business and in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b). (c) Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under Section 10.08(b). Upon receipt by the Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

         (d) The Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Lender hereby appoints the Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with
Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and the Lenders as secured parties. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor, shall deliver such Collateral to the Agent or in accordance with the Agent's instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

                                   Article XI

                                    GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest, fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent and the Lenders in enforcing any rights under the guaranty set forth in this Article XI. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of the Chapter 11 Cases.

Section 11.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The obligations of each Guarantor under this
Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

         (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

         (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

         (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

         (d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

         (e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other Guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent, the Lenders or any other Person, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Agent or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification

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obligations as to which no claim has been made) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause
(c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in
Section 12.07.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other Guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent and the Lenders against any Loan Party or any other Guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other Guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment to the Agent and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agent and the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

                                  Article XII

                                  MISCELLANEOUS

Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

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                  General Media, Inc.
                  11 Penn Plaza, 12th Floor
                  New York, New York 10001
                  Attention: Larry Sutter, General Counsel
                  Telephone:  212-702-6105
                  Telecopier:  212-702-6274

                  with a copy to:

                  Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C. 461 Fifth Avenue
                  25th Floor
                  New York, New York  10017-6234
                  Attention: Robert J. Feinstein, Esq.
                  Telephone: 212-561-7710
                  Telecopier: 212-561-7777

                  if to the Agent, to it at the following address:

                  Madeleine L.L.C.
                  450 Park Avenue, 28th Floor
                  New York, New York  10022
                  Attention: Joseph Naccarato, Managing Director
                  Telephone: 212-909-1455
                  Telecopier: 212-758-5305

                  with a copy to:

                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention: Frederic L. Ragucci, Esq.
                  Telephone: 212-756-2000
                  Telecopier: 212-593-5955

                  if to the Mainstay Funds on behalf of its High Yield Corporate Bond Fund, as Lender hereunder, to it at the following address:

                  Mackay Shields LLC
                  9 West 57th Street
                  New York, New York 10019
                  Attention: Neal Goldman, Director
                  Telephone: 212-230-3874
                  Telecopier: 212-754-9187

                  with a copy to:

                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention: Frederic L. Ragucci, Esq.
                  Telephone: 212-756-2000
                  Telecopier: 212-593-5955

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

         or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to the Agent pursuant to Article II shall not be effective until received by the Agent.

         Nothing in this Agreement or in any other Loan Document shall be construed to limit or affect the obligation of the Borrower or any other Person to serve upon the Agent and the Lenders in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to the Agent and the Lenders pursuant to the Bankruptcy Code.

Section 12.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of "Required Lenders" or "Pro Rata Share", (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Agent for the benefit of the Lenders, or release any Borrower or any Guarantor, (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement or (vii) modify, waive, release or subordinate the super-priority claim status of the Obligations (except as permitted in this Agreement and the Loan Documents), in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys' Fees. The Borrower will pay, on demand, all costs and expenses incurred by or on behalf of the Agent and each Lender, regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client

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

charges and expenses of counsel for the Agent and each Lender, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the review of any of the agreements, instruments and documents referred to in
Section 7.01(e), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent's or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien; or (m) the receipt by the Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document:
(x) the Borrower agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agree to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fail to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.05 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now

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or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. The Agent and each Lender agrees to notify such Loan Party promptly after any such setoff and application made by the Agent or such Lender provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Agent and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of setoff) which the Agent and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations. (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and the Agent and each Lender and their respective successors and assigns (including, except for the right to request Loans, any trustee succeeding to the rights of the Borrower and the Guarantors pursuant to Chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code); provided, however, that none of the Loan Parties may assign or transfer any of their rights hereunder, or under the other Loan Documents, without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

         (b) Each Lender may, with the written consent of the Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, however, that
(i) such assignment is in an amount which is at least $1,000,000 or a multiple of $100,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender), (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender) and (iii) no written consent of the Agent shall be required in connection with any assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Agent (or such shorter period as shall be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from

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

its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (i) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (A) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (B) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (C) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (D) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (E) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (F) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

                  (ii) The Agent shall, on behalf of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans (the "Registered Loans") owing to each Lender from time to time. Other than in connection with an assignment by a Lender to an Affiliate of such Lender, or a fund or account managed by such Lender or an Affiliate of such Lender, the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of any assignment by a Lender to an Affiliate of such Lender, or a fund or account managed by such Lender or an Affiliate of such Lender, and in which such assignment is not recorded in the Register, the assigning Lender shall maintain a comparable register to the Register.

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

                  (iii) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Agent shall, if the Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

                  (iv) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed
         by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

                  (v) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated, in whole or in part, only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation in such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

                  (vi) Any foreign Person who purchases or is assigned or participates in any portion of such Registered Loan shall provide the Agent and the Lender with a completed Internal Revenue Service Form W-8BEN (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in the Registered Loan.

         (c) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A)

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action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of
Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE AND EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE BANKRUPTCY COURT OR IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN Section 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

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Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, THE AGENT AND EACH
LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agent and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of the Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which the Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon the Agent or any Lender for repayment or recovery of any amount or amounts received by the Agent or such Lender in payment or on account of any of the Obligations, the Agent or such Lender shall give prompt notice of such claim to each other Lender and the Borrower, and if the Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent or such Lender.

Section 12.15 Indemnification.

         (a) General Indemnity. In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless the Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable

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

attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Interim Facility Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Agent's or any Lender's furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

         (b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to this Agreement, including the Unused Line Fee, shall at all times be ascertained from the records of the Agent, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, the Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Agent and each Lender, and their respective successors and assigns (including, except for the right to request Loans, any trustee succeeding to the rights of the Borrower and each Guarantor pursuant to Chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code), except no Borrower or Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Interest. It is the intention of the parties hereto that the Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the

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Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Agent or any Lender that is contracted for, taken, reserved, charged or received by the Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender to the Borrower). All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at an time and from time to time (x) the amount of interest payable to the Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to the Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Agent or such Lender would be less than the amount of interest payable to the Agent or such Lender computed at the Highest Lawful Rate applicable to the Agent or such Lender, then the amount of interest payable to the Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Agent or such Lender until the total amount of interest payable to the Agent or such Lender shall equal the total amount of interest which would have been payable to the Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

         For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agent and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

         The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

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Section 12.19 Confidentiality. The Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Agent or any Lender,
(iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which the Agent or any Lender is a party or
(v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19. The Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that the each Loan Party acknowledges that the Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that the Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 12.20 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.21 Agent as Party-in-Interest. The Borrower and each Guarantor hereby stipulate and agree that the Agent is and shall remain a party in interest in the Chapter 11 Cases and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith. Nothing in this Agreement or any other Loan Document shall be deemed to be a waiver of any of the Agent's rights or remedies under applicable law or documentation. Without limitation of the foregoing, the Agent shall have the right to make any motion or raise any objection it deems to be in its interest (specifically including but not limited to objections to use of proceeds of the Loans, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumption or rejection of any executory contract or lease), provided that the Agent will not exercise such right if the action or inaction by the Borrower or any Guarantor which is the subject of such motion or objection is expressly permitted by any covenant or provision of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                  BORROWER:

                                  GENERAL MEDIA, INC.


                                  By: /s/ R. Guccione
                                     -------------------------------------------
                                     Name: Robert C. Guccione
                                     Title: Chairman


                                  GUARANTORS:

                                  GENERAL MEDIA ART HOLDING, INC.
                                  GENERAL MEDIA COMMUNICATIONS, INC.
                                  GENERAL MEDIA ENTERTAINMENT, INC.
                                  GENERAL MEDIA (UK), LTD.
                                  GMCI INTERNET OPERATIONS, INC.
                                  GMI ON-LINE VENTURES, LTD.
                                  PENTHOUSE IMAGES ACQUISITIONS, LTD.
                                  PURE ENTERTAINMENT    TELECOMMUNICATIONS, INC.



                                  By: /s/ R. Guccione
                                     -------------------------------------------
                                     Name: Robert C. Guccione
                                     Title: Chairman


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                                   AGENT AND LENDER:

                                   MADELEINE L.L.C.



                                  By: /s/ Kevin Genda
                                     -------------------------------------------
                                     Name: Kevin Genda
                                     Title: Managing Director



                                  LENDER:

                                  THE MAINSTAY FUNDS ON BEHALF OF ITS HIGH YIELD CORPORATE BOND FUND SERIES

                                  By: MacKay Shields LLC, its Investment Advisor


                                  By:  /s/ Robert A. Nisi
                                     -------------------------------------------
                                     Name: Robert A. Nisi
                                     Title: General Counsel

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                                SCHEDULE 1.01(A)

                        LENDERS AND LENDERS' COMMITMENTS




   Lenders' Name and Address                Commitment    % of Total Commitment
   -------------------------                ----------    ---------------------

Madeleine L.L.C.                            $2,500,000            50%
450 Park Avenue, 28th Floor
New York, New York  10022

The Mainstay Funds on behalf of its
High Yield Corporate Bond Fund Series       $2,500,000            50%
9 West 57th Street
New York, New York  10019


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